EXHIBIT 99.1

P.O. Box 25099    •    Richmond, VA 23260    •    Phone: (804) 359-9311    •     Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	Immediately
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announcements

Richmond, VA, March 13, 2006 / PRNEWSWIRE

Universal Corporation (NYSE:UVV), made two announcements today.

The Company announced that as part of its strategy for enhancing shareholder value, it routinely evaluates alternatives, including acquisitions, divestitures, and strategic alliances, in each of its business units. Universal has recently considered an offer for a substantial portion of its non-tobacco operations and has been in discussions on that matter. The Company will continue to consider such alternatives, which could include the continuation of those discussions. However, there can be no assurance that such discussions will ultimately result in a transaction.

In another matter, Universal also announced today that as a result of a posting to the Company’s Ethics Complaint hotline alleging improper activities that involved or related to certain of the Company’s tobacco subsidiaries, the Audit Committee of the Company’s Board of Directors engaged an outside law firm to conduct an investigation of the alleged activities. That investigation revealed that there have been payments that may have violated the U.S. Foreign Corrupt Practices Act. At this time, the payments involved appear to have approximated $1 million over a five-year period. In addition, the investigation revealed activities in foreign jurisdictions that may have violated the competition laws of such jurisdictions, but the Company believes those activities did not violate U.S. antitrust laws. The Company voluntarily reported these activities to the appropriate U.S. authorities. The Company has initiated corrective actions, and such actions are continuing.

If the U.S. authorities determine that there have been violations of the Foreign Corrupt Practices Act, or if the U.S. authorities or the authorities in foreign jurisdictions determine there have been violations of other laws, they may seek to impose sanctions on the Company or its subsidiaries that may include injunctive relief, disgorgement, fines, penalties and modifications to business practices. It is not possible to predict at this time whether the authorities will determine that violations have occurred, and if they do, what sanctions they might seek to impose. It is also not possible to predict how the government’s investigation or any resulting sanctions may impact the Company’s business, financial condition, results of operations or financial performance, although such sanctions, if imposed, could be material to its results of operations in any quarter. The Company will continue to cooperate with the authorities in these matters.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s revenues for the fiscal year that ended on March 31, 2005, were approximately $3.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

# # #